EXHIBIT 99.1

Sussex Bancorp                                          Candace Leatham
200 Munsonhurst Road, Rt. 517                           Executive Vice President
Franklin, NJ 07416                                      & Treasurer
                                                        973-827-2914

FOR IMMEDIATE RELEASE

                SUSSEX BANCORP ANNOUNCES EXPANSION INTO NEW YORK

FRANKLIN, N.J., Nov. 8 -- Sussex Bancorp

(Amex: SBB) announced today that its Sussex Bank subsidiary had entered into an agreement to purchase the Port Jervis, New York branch office of NBT Bank, N.A. As part of the transaction, Sussex will assume approximately $6 million in deposits and acquire approximately $3.7 million in loans. The transaction is subject to regulatory approval, and is expected to close in the first quarter of 2006.

Donald Kovach, Chairman and Chief Executive Officer of the Company, stated: "We have long considered Orange County to be a natural extension of our Northwestern New Jersey market. We have had a representative office in New York since 2003, and believe this branch is a continuation of our strategy of expanding our trade area."

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.


























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